Filed Pursuant to Rule 424(b)(5)
Registration No. 333-137662

PROSPECTUS SUPPLEMENT to Prospectus dated January 5, 2007

3,750,000 Shares

Kenexa Corporation

Common Stock

We are offering 3,750,000 shares of common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol “KNXA.”  The last reported sale price of our common stock on January 18, 2007 was $31.86 per share.

The underwriters have an option to purchase a maximum of 562,500 additional shares to cover over-allotments of shares.

Investing in our common stock involves risks. See “Risk Factors” on page S-11 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Kenexa
Per share	$31.86	$1.46	$30.40
Total	$119,475,000	$5,475,000	$114,000,000

Delivery of the shares of common stock will be made on or about January 24, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse
Cowen and Company

William Blair & Company
CIBC World Markets
JMP Securities
Needham & Company, LLC
Boenning & Scattergood, Inc.

The date of this prospectus supplement is January 18, 2007

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document. The descriptions set forth in this prospectus supplement replace and supplement, where inconsistent, the description of the general terms and provisions set forth in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information incorporated by reference or contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including that under “Risk Factors,” and “Prospectus Supplement Summary—Summary Consolidated Financial Information” and our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus, for a more complete understanding of this offering and our business.

Company Overview

We provide software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Our solutions are built around a suite of easily configurable software applications that automate talent acquisition and employee performance management best practices. We offer the software applications that form the core of our solutions on an on-demand basis, which materially reduces the costs and risks associated with deploying traditional enterprise applications. We complement our software applications with tailored combinations of outsourcing services, consulting services and proprietary content based on our 19 years of experience assisting clients in addressing their human resource, or HR, requirements. Together, our software applications and services form what are commonly referred to as solutions. We believe that these solutions enable our clients to improve the effectiveness of their talent acquisition programs, increase employee productivity and retention, measure key HR metrics and make their talent acquisition and employee performance management programs more efficient.

We sell our solutions to large- and medium-sized organizations through our direct sales force. As of September 30, 2006, we had a client base of approximately 2,400 companies, including approximately 131 companies on the Fortune 500 list published in April 2006. As a result of our acquisition of BrassRing LLC in November 2006, we increased our client base to approximately 2,600 companies. Our client base includes companies that we billed for services during the 12 months ended September 30, 2006 and does not necessarily indicate an ongoing relationship with each such client. Our top 80 clients contributed approximately 65.6%, 70.6% and 64.0% of our total revenue for the years ended December 31, 2004 and 2005 and nine months ended September 30, 2006, respectively. Our clients typically purchase multi-year subscriptions which provide us with a recurring revenue stream. During each of the year ended December 31, 2005 and the nine months ended September 30, 2006, our clients renewed more than 90% of the aggregate contract value up for renewal during the period.

We derive revenue primarily from two sources, subscription fees for our solutions and fees for discrete professional services. During the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006, subscription revenue comprised approximately 78.5%, 77.7% and 80.2%, respectively, of our total revenue.

Industry Overview

Drivers of Demand for Talent Acquisition and Employee Performance Management Applications

Based on our experience, we believe that organizations are increasingly acknowledging the value of their employees and the intense competition to hire and retain qualified employees. Notwithstanding these dynamics, we believe that few organizations have systemized best practices for talent acquisition and employee performance management or have implemented software applications to support these processes. As a result, we believe that these processes are generally inefficient, ineffective and expensive. The absence of effective systems and processes can have a number of negative implications on an organization, including the failure to retain qualified employees, to optimize productivity and to remove poor performers. We believe that these dynamics are driving the market for comprehensive talent acquisition and employee performance management solutions.

Emergence of On-Demand Applications

Based on our experience, we believe that organizations have become increasingly dissatisfied with traditionally purchased and deployed enterprise software applications, resulting in the growing adoption of the on-demand model. The on-demand model fundamentally changes both the purchasing and deployment of enterprise software applications, replacing the large, up-front expense of perpetual software licenses with more manageable subscription fees and reducing implementation time and expense while providing a strong incentive to software vendors to ensure that applications provide the expected benefits to clients. We believe that these dynamics are driving growth in the market for software on-demand.

Our Solution

We provide talent acquisition and employee performance management solutions that we believe enable our clients to achieve the following benefits:

•       More effective and consistent talent acquisition programs.   Our solutions enable our clients to expand the pool of qualified applicants, identify high-potential candidates more quickly, accurately measure candidate skills, aptitude and experience, create interviews focused on necessary skills and qualities indicative of success, increase interview consistency and objectivity, identify training needs immediately, document compliance with regulatory requirements and ensure cultural fit between candidates and the organization.

•       Greater employee productivity and retention.   Our solutions enable organizations to create individual employee development plans, align employee goals with the broader goals of the organization, design and administer effective and consistent employee surveys, implement productive mentoring and succession planning programs and encourage and manage behavioral change.

•       More cost-effective talent acquisition and employee performance management programs.   Our solutions increase the cost-effectiveness of talent acquisition and employee performance management programs by automating functions, increasing scalability, enhancing effectiveness and creating economies of scale through the outsourcing of non-core functions.

•       Application of analytics to talent acquisition and employee performance management programs.   Our solutions enable organizations to use the data generated by their talent acquisition and employee performance management programs in order to improve these programs and to link best HR practices with business objectives.

•       Ease of integration, configuration and deployment.   We provide the software applications that form the core of our solutions on an on-demand basis, eliminating the material expenses and complexity of traditionally purchased and deployed enterprise software applications.

Our Strategy

Our objective is to be the leading global provider of talent acquisition and employee performance management solutions. To achieve this goal, we intend to:

•       focus on talent acquisition and employee performance management solutions;

•       provide innovative and industry-specific solutions to our clients;

•       cross-sell additional solutions to current clients;

•       leverage our highly efficient development professionals in India;

•       expand our global presence and client base;

•       pursue complementary acquisitions; and

•       expand into new verticals and industry segments.

Recent Developments

On November 13, 2006, we acquired BrassRing LLC, a provider of on-demand talent management solutions which combine technology, consulting and outsourcing with recruitment expertise to build workforces designed to meet the specific needs of clients, for approximately $115 million in cash. The strategic rationales for acquiring BrassRing included the following:

•       Expansion of opportunities with large, global customers.   We believe that BrassRing brings significant capabilities and a proven track record in serving the talent acquisition needs of Global 2000 organizations, allowing us to compete more effectively for large, global customers.

•       Expansion of global infrastructure and product capabilities.   As a result of our acquisition of BrassRing, we acquired numerous international offices and strong global product capabilities, including localization and support across 23 languages. We believe that the international aspects of BrassRing’s business enable us to better compete on a global scale. BrassRing also brings additional product depth in the area of employee on-boarding and mobility, and new applications in the areas of workforce planning.

•       Creation of cross-marketing opportunities.   We believe there is a significant opportunity to sell our testing, surveys and performance management applications to BrassRing’s customers. Similarly, the addition of BrassRing’s global product capabilities allows us to meet the needs of our existing enterprise customers that have purchased our testing or survey products to implement a talent acquisition system on a single instance across their global workforce.

On November 13, 2006, we entered into a new secured credit facility with PNC Bank, N.A., as administrative agent, in connection with our acquisition of BrassRing. Our obligations under the new credit facility are secured by substantially all of our assets and the assets of our subsidiaries. This credit facility replaced our prior $25 million revolving credit facility with PNC Bank. Under the terms of the credit facility, we may borrow up to $75 million, consisting of (i) a $25 million revolving credit facility, including a sublimit of up to $2 million for letters of credit, and (ii) a $50 million term loan. Borrowings of $50 million under the term loan facility and $15 million under the revolving credit facility, together with other sources of funds, were used to pay the consideration in the BrassRing acquisition. In December 2006, we repaid all of our outstanding obligations under our revolving credit facility. We expect to use a portion of the net proceeds of this offering to repay all of our outstanding term loan obligations.

Company Information

We commenced operations in 1987 as a provider of recruiting services to a wide variety of industries. In 1993, we offered our first automated talent management system. Between 1994 and 1998, we acquired 15 businesses that enabled us to offer comprehensive human capital management, or HCM, services integrated with web-based technology. HCM is the business process and practice of hiring, deploying and managing an organization’s employees. We have acquired six additional complementary businesses since 2005 that expand our product capabilities and global presence.

Since 1999, we have focused on building a comprehensive suite of talent acquisition and employee performance management solutions. Consistent with this strategy, from 1999 to 2003, we discontinued and exited three businesses, reduced our focus on position-specific recruiting services and acquired four businesses which enhanced our screening and behavioral assessments solutions and skills testing technologies. Since 2000, an increasing proportion of our revenue has been derived from talent acquisition and employee performance management solutions as opposed to professional services.

About Us

We began our operations under predecessor companies, Insurance Services, Inc., or ISI, and International Holding Company, Inc., or IHC. In December 1999, we reorganized our corporate structure by merging ISI and IHC with and into Raymond Karsan Associates, Inc., or RKA, a Pennsylvania corporation and a wholly owned subsidiary of Raymond Karsan Holdings, Inc., or RKH, a Pennsylvania corporation. Each of RKA and RKH were newly created to consolidate the businesses of ISI and IHC. In April 2000, we changed our name to TalentPoint, Inc. and we changed the name of RKA to TalentPoint Technologies, Inc. In November 2000, we changed our name to Kenexa Corporation, or Kenexa, and we changed the name of TalentPoint Technologies, Inc. to Kenexa Technology, Inc., or Kenexa Technology. Currently, Kenexa transacts business primarily through Kenexa Technology and its wholly owned subsidiaries.

We are a Pennsylvania corporation. Our principal executive offices are located at 650 East Swedesford Road, 2nd Floor, Wayne, PA 19087. Our telephone number is (610) 971-9171. We maintain an Internet website at http://www.kenexa.com (which is not intended to be an active hyperlink in this prospectus supplement). The information contained on, connected to or that can be accessed via our website is not part of this prospectus supplement or the accompanying prospectus.

In this prospectus supplement, the terms “Kenexa,” “we,” “us” and “our” refer to Kenexa Corporation and its subsidiaries, including Kenexa Technology, Webhire and BrassRing, and any subsidiary that may be acquired or formed in the future.

This prospectus supplement contains references to a number of trademarks which are our registered trademarks or trademarks for which we have pending registration applications or common law rights. These include Kenexa, the Kenexa logo, BrassRing, Interview Builder, Kenexa CareerTracker, Kenexa Insight, Kenexa Prove It!, Kenexa Recruiter, Kenexa Selector, Kenexa Survey Scorecard, PeopleQuest and Webhire. This prospectus supplement also contains other trademarks of Kenexa as well as trademarks of other persons.

THE OFFERING

Common stock offered by us	3,750,000 shares (plus 562,500 shares if the underwriters exercise their over-allotment option in full)
Common stock outstanding after this offering	24,647,777 shares (25,210,277 shares if the underwriters exercise their over-allotment option in full)
Use of proceeds	We intend to use approximately $49 million of the net proceeds of this offering to repay all of our outstanding term loan obligations.

We intend to use the balance of the net proceeds of this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds of this offering to acquire or invest in strategic businesses or technologies.

You should read the discussion in the “Use of Proceeds” section of this prospectus supplement for more information.
Risk factors

See “Risk Factors” beginning on page S-11 of this prospectus supplement, the other information contained in this prospectus supplement and the accompanying prospectus and any information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.

Nasdaq Global Market symbol	KNXA

The number of shares of our common stock that will be outstanding after this offering is based upon the shares of our common stock outstanding as of December 31, 2006 and excludes:

•       405,608 shares of our common stock issuable upon exercise of outstanding options under our 2000 Stock Option Plan as of December 31, 2006 at a weighted average exercise price of $9.39 per share;

•       896,400 shares of our common stock issuable upon exercise of outstanding options under our 2005 Equity Incentive Plan as of December 31, 2006 at a weighted average exercise price of $17.00 per share;

•       3,148,046 shares of our common stock reserved for future grants under our 2005 Equity Incentive Plan; and

•       500,000 shares of our common stock reserved for future issuance under our 2006 Employee Stock Purchase Plan.

In addition, except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table summarizes our consolidated financial data for the periods indicated. The data for each of the three years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The data for each of the nine month periods ended September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus which, in the opinion of management, contain all adjustments necessary to fairly present the information set forth below. You should read this information in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. All of the historical consolidated financial data set forth below gives retroactive effect to a 0.8-for-1 reverse stock split of our common stock on June 27, 2005. Our historical results are not necessarily indicative of results for any future period.

	Year Ended December 31,			For the Nine Months Ended September 30,
	2003	2004	2005	2005	2006(1)
				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue:
Subscription revenue	$25,511	$36,348	$50,974	$36,370	$60,725
Other revenue	8,480	9,952	14,667	11,201	15,010
Total revenue	33,991	46,300	65,641	47,571	75,735
Total operating expenses	24,135	30,340	37,347	27,253	42,340
Income from continuing operations before income tax and interest expense	1,088	3,730	9,512	6,726	11,976
Net (loss) income available to common shareholders(2)	$(11,197)	$(5,112)	$(35,397)	$(38,413)	$10,717
Net (loss) income available to common shareholders per common share—basic	$(1.86)	$(0.85)	$(3.06)	$(4.02)	$0.55
Weighted average shares used to compute net (loss) income attributable to common shareholders per common share—basic	6,033,834	5,995,389	11,578,885	9,558,486	19,626,010
Net (loss) income available to common shareholders per common share—diluted	$(1.86)	$(0.85)	$(3.06)	$(4.02)	$0.53
Weighted average shares used to compute net (loss) income attributable to common shareholders per common share—diluted	6,033,834	5,995,389	11,578,885	9,558,486	20,183,995

(1)          The consolidated financial data for the nine months ended September 30, 2006 include the effects of our acquisition of Webhire on January 13, 2006 accounted for as of January 1, 2006.

(2)          We adopted SFAS 150 effective July 1, 2003. SFAS 150 required us to record the mandatory redeemable preferred stock at fair value at the date of adoption and reflect the difference between carrying value and fair value as a cumulative effect of a change in accounting principle. Changes in fair value after the initial adoption date are treated as interest expense. Dividends on mandatory redeemable preferred stock are also treated as interest expense. The interest and change in accounting principle charges to net income were discontinued upon the redemption of our series A preferred stock and series B preferred stock in connection with the completion of our initial public offering on June 29, 2005.

The following table represents a summary of our unaudited consolidated balance sheet data as of September 30, 2006. The information in the “actual” column in the table below is derived from our unaudited consolidated balance sheet as of September 30, 2006 incorporated by reference in this prospectus supplement and the accompanying prospectus which, in the opinion of management, contain all adjustments necessary to fairly report the information set forth below. The “pro forma” column in the table below gives effect to our acquisition of BrassRing on November 13, 2006 as if such acquisition had been consummated on September 30, 2006. The “pro forma as adjusted” column in the table below further reflects the sale by us of 3,750,000 shares of our common stock in this offering at a public offering price of $31.86 per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, and the application of the net proceeds from this offering as described in the “Use of Proceeds” section in this prospectus supplement.

	As of September 30, 2006
	Actual	Pro Forma		Pro Forma As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$83,109	$43,621		$108,121	(2)
Total assets	$170,431	$248,419		$312,919
Short term debt, net	$479	$65,479	(1)	$16,479	(2)
Deferred revenue	$18,759	$26,941		$26,941
Long term debt, net	$153	$153		$153
Common stock	$206	$206		$244
Total shareholders’ equity	$135,660	$135,660		$249,161

(1)          Represents borrowings to fund a portion of the consideration paid in connection with the acquisition of BrassRing on November 13, 2006.

(2)          Does not reflect approximately $16 million in payments on debt from cash on hand since September 30, 2006.

SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial data have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of Kenexa and BrassRing as of September 30, 2006 and for the nine months then ended to give effect to our acquisition of BrassRing on November 13, 2006 and based on certain pro forma adjustments to the historical consolidated financial statements of Kenexa, Webhire, Inc. and BrassRing for the year ended December 31, 2005 to give effect to our acquisitions of Webhire on January 13, 2006 and BrassRing on November 13, 2006. The historical consolidated financial statements of Kenexa as of and for the nine months ended September 30, 2006 include the effects of Kenexa’s acquisition of Webhire on January 13, 2006 accounted for as of January 1, 2006. For more detail concerning the adjustments relating to our acquisitions of Webhire and BrassRing, see our unaudited pro forma consolidated financial statements beginning on page P-1 of this prospectus supplement. The historical consolidated financial statements of Kenexa and BrassRing used to prepare the following unaudited pro forma financial data are included as an exhibit to our current report on Form 8-K filed with the SEC on December 26, 2006 which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The historical consolidated statements of Webhire used to prepare the following unaudited pro forma financial data are included as an exhibit to our current report on Form 8-K filed with the SEC on February 22, 2006 which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

The unaudited pro forma statement of operations data for the year ended December 31, 2005 and for the nine months ended September 30, 2006 are presented as if our acquisitions of Webhire and BrassRing had occurred on January 1, 2005 and the effect was carried forward through the year ended December 31, 2005 and nine months ended September 30, 2006, respectively. The unaudited pro forma balance sheet data as of September 30, 2006 has been prepared as if our acquisition of BrassRing had been consummated as of that date.

In the opinion of our management, all significant adjustments necessary to reflect the effects of our acquisitions of Webhire and BrassRing that can be factually supported within the Securities and Exchange Commission regulations covering the preparation of pro forma financial statements have been made. The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available to our management. Such pro forma adjustments and the purchase price allocation could change as additional information becomes available, as estimates are refined or as additional events occur. Our management does not anticipate that there will be any significant changes in the total purchase price as presented in the following unaudited pro forma financial data.

The following unaudited pro forma financial data are not necessarily indicative of what the actual combined financial position or results of operations would have been had our acquisitions of Webhire and BrassRing been completed on the dates indicated above, nor do they give effect to (i) any transactions other than our acquisitions of Webhire and BrassRing, (ii) the results of operations of Kenexa or BrassRing since September 30, 2006, (iii) certain cost savings and one-time charges expected to result from our acquisitions of Webhire and BrassRing which have not already been completed and whose effects are not reflected in the historical financial statements of Kenexa, Webhire or BrassRing, or (iv) the results of final valuations of the assets and liabilities of Webhire and BrassRing, including property and intangible assets.

We are currently developing plans to integrate the operations of the companies, which may involve various costs and other charges that may be material. We will also revise the allocation of the purchase price when additional information becomes available. Accordingly, the following unaudited pro forma financial data do not purport to be indicative of the financial position or results of operations as of the date of this prospectus supplement or as of any other future date or period.

The foregoing matters could cause both our pro forma financial position and results of operations, and our actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma financial data.

	Pro Forma for the Year Ended December 31,	Pro Forma For the Nine Months Ended September 30,
	2005	2006
	(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue:
Subscription revenue	$89,661	$83,293
Other revenue	25,402	20,968
Total revenue	115,063	104,261
Total operating expenses	69,251	59,994
Income from continuing operations before income tax and interest expense	12,851	13,465
Net (loss) income available to common shareholders(1)	$(36,087)	$8,947
Net (loss) income available to common shareholders per common share—basic	$(3.12)	$0.46
Weighted average shares used to compute net (loss) income attributable to common shareholders per common share—basic	11,578,885	19,626,010
Net (loss) income available to common shareholders per common share—diluted	$(3.12)	$0.44
Weighted average shares used to compute net (loss) income attributable to common shareholders per common share—diluted	11,578,885	20,183,995

(1)          We adopted SFAS 150 effective July 1, 2003. SFAS 150 required us to record the mandatory redeemable preferred stock at fair value at the date of adoption and reflect the difference between carrying value and fair value as a cumulative effect of a change in accounting principle. Changes in fair value after the initial adoption date are treated as interest expense. Dividends on mandatory redeemable preferred stock are also treated as interest expense. The interest and change in accounting principle charges to net income were discontinued upon the redemption of our series A preferred stock and series B preferred stock in connection with the completion of our initial public offering on June 29, 2005.

Pro Forma as of September 30, 2006
(unaudited and in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$43,621
Total assets	$248,419
Short term debt, net	$65,479
Deferred revenue	$26,941
Long term debt, net	$153
Common stock	$206
Total shareholders’ equity	$135,660

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements, which are usually accompanied by words such as “may,” “might,” “will,” “should,” “could,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions, involve risks and uncertainties, and relate to, without limitation, statements about our market opportunities, our strategy, our competition, our projected revenue and expense levels and the adequacy of our available cash resources. This prospectus supplement and the accompanying prospectus also contain forward-looking statements attributed to third parties relating to their estimates regarding our industry. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements, including those factors described in “Risk Factors” in this prospectus supplement or otherwise incorporated by reference in this prospectus supplement and accompanying prospectus.

Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could materially suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our business may not continue to grow if the markets for our products do not continue to grow.

Our growth is dependent upon the continued adoption of on-demand software as a key mechanism for delivering solutions in these markets. The rapidly evolving nature of this market reduces our ability to accurately evaluate our future prospects and forecast quarterly or annual performance. The adoption of on-demand talent acquisition and employee performance management solutions, particularly among organizations that have relied upon traditional software applications, requires the acceptance of a new way of conducting business and exchanging and compiling information. Because these markets are new and evolving, it is difficult to predict with any assurance the future growth rate and size of these markets which, in comparison with the overall market for enterprise software applications, is relatively small.

If our on-demand delivery model is not widely accepted, our operating results will be harmed.

The on-demand delivery of enterprise software is new and, to a large extent, unproven, and it is uncertain whether this model will achieve and sustain high levels of demand and market acceptance. The majority of our clients access and use our software solutions on an on-demand basis. If the preferences of our clients change and our clients elect to deploy our software on-site, either upon the initiation of a new agreement or upon the renewal of an existing agreement, we would potentially incur higher costs and encounter greater complexity in providing maintenance and support for our software. Potential clients may be reluctant or unwilling to purchase enterprise software on-demand for a number of reasons, including security and data privacy concerns. If such organizations do not adopt the on-demand delivery model, then the market for our solutions may develop more slowly than we expect. The inability of our on-demand delivery model to achieve widespread market acceptance would harm our business.

We expect to continue to derive a significant portion of our revenue from renewals of subscriptions for our talent acquisition and employee performance management solutions. During the nine months ended September 30, 2006, our clients renewed more than 90% of the aggregate contract value eligible to be renewed during the period. If our clients terminate their agreements, fail to renew their agreements, renew their agreements upon less favorable terms to us or fail to purchase new solutions from us, our revenue may decline or our future revenue growth may be constrained.

Maintaining the renewal rate of our existing subscriptions is critical to our future success. Factors that may affect the renewal rate for our solutions include:

•       the price, performance and functionality of our solutions;

•       the availability, price, performance and functionality of competing products and services;

•       the effectiveness of our support services; and

•       our ability to develop complementary products and services.

Most of our existing clients have entered into subscription agreements with us that expire between one and three years from the initial contract date. Our clients have the right to terminate their contracts under certain circumstances and are not obligated to renew their subscriptions for our solutions after the expiration of the initial terms of their subscription agreements. In addition, our clients may negotiate terms which are less favorable to us upon renewal, or may request that we license our software to them on a perpetual basis, which may reduce recurring revenue from these clients. Our future success also depends in part on our ability to sell new solutions to our existing clients.

If we fail to develop or acquire new products or enhance our existing solutions to meet the needs of our existing and future clients, our revenue may decline.

To remain competitive, we must continually improve and enhance the responsiveness, functionality and features of our existing solutions and develop new solutions that address the talent acquisition and employee performance management requirements of organizations. If we are unable to successfully develop or acquire new solutions or enhance our existing solutions, our revenue may decline and our business and operating results will be adversely affected. Since our initial public offering, we have introduced enhanced solutions. We intend to continue to introduce enhanced solutions to generate additional revenue, attract new clients and respond to competition. We may not succeed in developing or introducing new or enhanced solutions or developing or introducing them in a timely manner, and new or enhanced solutions that we develop or introduce may not achieve the market acceptance necessary to generate significant revenue.

In addition, it is possible that evolving technology may enable new deployment mechanisms that make our on-demand business model obsolete. To the extent that we are not successful in continuing to develop our solutions in correlation with evolving technology, we may not be successful in establishing or maintaining our client relationships.

We may engage in future acquisitions or investments which present many risks, and we may not realize the anticipated financial and strategic goals for any of these transactions.

We have focused on developing solutions for the enterprise talent acquisition and employee performance management market. Our market is highly fragmented and in the future we may acquire or make investments in complementary companies, products, services or technologies. Acquisitions and investments involve a number of difficulties that present risks to our business, including the following:

•       we may be unable to achieve the anticipated benefits from the acquisition or investment;

•       we may have difficulty integrating the operations and personnel of the acquired business, and may have difficulty retaining the key personnel of the acquired business;

•       we may have difficulty incorporating the acquired technologies or products with our existing solutions;

•       our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically and culturally diverse locations;

•       we may lose customers of those companies that we acquire for reasons such as a particular customer desiring to have multiple service vendors;

•       we may have difficulty maintaining uniform standards, controls, procedures and policies across locations; and

•       we may experience significant problems or liabilities associated with product quality, technology and legal contingencies.

On November 13, 2006, we acquired BrassRing LLC for a purchase price of approximately $115 million. We are in the process of integrating BrassRing’s businesses. The factors noted above could have a material adverse effect on our business, results of operations and financial condition or cash flows, particularly in the case of a larger acquisition or multiple acquisitions in a short period of time. From time to time, we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as out-of-pocket costs.

The consideration paid for an investment or acquisition may also affect our financial results. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash or obtain debt or equity financing. To the extent that we issue shares of our capital stock or other rights to purchase shares of our capital stock as consideration for an acquisition or in connection with the financing of an acquisition, including options or other rights, our existing shareholders may be diluted, and our earnings per share may decrease. In addition, acquisitions may result in the incurrence of debt, large one-time write-offs, including write-offs of acquired in-process research and development costs, and restructuring charges. We borrowed $65 million to fund our acquisition of BrassRing. Although we intend to use a portion of the net proceeds of this offering to repay our remaining outstanding indebtedness from the transaction, acquisitions in the future may require us to incur additional indebtedness to finance our working capital and may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

If our efforts to attract new clients or to sell additional solutions to our existing clients are not successful, our revenue growth will be adversely affected.

To grow our revenue, we must continually add new clients and sell additional solutions to existing clients. If our existing and prospective clients do not perceive our solutions to be of sufficiently high value and quality, we may not be able to attract new clients or to increase sales to existing clients. Our ability to attract new clients and to sell new solutions to existing clients will depend in large part on the success of our sales and marketing efforts. However, our existing and prospective clients may not be familiar with some of our solutions, or may have traditionally used other products and services for some of their talent acquisition and employee performance management requirements. Our existing and prospective clients may develop their own solutions to address their talent acquisition and employee performance management requirements, purchase competitive product offerings or engage third-party providers of outsourced talent acquisition and employee performance management services. Additionally, some clients may require that we license our software to them on a perpetual basis or that we allow them the contractual right to convert from a term license to a perpetual license during the contract term, which may reduce recurring revenue from these clients.

If we are unable to compete effectively with companies offering enterprise talent acquisition and employee performance management solutions, our revenue may decline.

We may not have the resources or expertise to compete successfully in the future. If we are unable to successfully compete, we could lose existing clients, fail to attract new clients and our revenue would decline. The talent acquisition and employee performance management solutions markets are rapidly evolving and highly competitive, and we expect competition in these markets to persist and intensify. Barriers to entry into our industry are low, new software products are frequently introduced and existing products are continually enhanced. We compete with niche point solution vendors such as Authoria, Inc., Automatic Data Processing, Inc., Deploy Solutions, Inc., iCIMS, Inc., Integrated Performance Systems, Inc., InScope Corporation, Kronos Incorporated, NICE Systems Ltd., PeopleClick, Inc., Pilat HR Solutions, Inc., Previsor, Inc., SHL Group plc, Success Factors, Inc., Taleo Corporation, Vurv Technology, Inc. and Workstream Inc. that offer products that compete with one or more applications contained in our solutions. In some aspects of our business, we also compete with established vendors of enterprise resource planning, or ERP, software with much greater resources, such as Oracle Corporation (PeopleSoft), SAP AG and Lawson, Inc. To a lesser extent, we compete with vendors of employment process outsourcing services and survey services such as Accolo, Inc., The Gallup Organization, Hyrian, LLC and Recruitment Enhancement Services. In addition, many organizations have developed or may develop internal solutions to address enterprise talent acquisition and employee performance management requirements that may be competitive with our solutions.

Many of our competitors and potential competitors, especially vendors of ERP software, have significantly greater financial, support, technical, development, marketing, sales, service and other resources, larger installed client bases, longer operating histories, greater name recognition and more established relationships than we have. In addition, ERP software competitors could bundle their products with, or incorporate capabilities in addition to, talent acquisition and employee performance management functions, such as automated payroll and benefits, in products developed by themselves or others. Products with such additional functions may be appealing to some clients because they would reduce the number of different types of software or applications used to run their businesses. Our niche competitors’ products may be more effective than our solutions at performing particular talent acquisition and employee performance management functions or may be more customized for particular client needs in a given market. Further, our competitors may be able to respond more quickly than we can to changes in client requirements.

Mergers or other strategic transactions involving our competitors could weaken our competitive position or reduce our revenue.

We believe that our industry is highly fragmented and that there is likely to be consolidation, which could lead to increased price competition and other forms of competition. Increased competition may cause pricing pressure and loss of market share, either of which could have a material adverse effect on our business, results of operations and financial condition. Our competitors may establish or strengthen cooperative relationships with business process outsourcing vendors, systems integrators, third-party consulting firms or other parties. Established companies may not only develop their own products but may also merge with or acquire our current competitors. In addition, we may face competition in the future from large established companies, as well as from emerging companies that have not previously entered the markets for talent acquisition and employee performance management solutions or that currently do not have products that directly compete with our solutions. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share or sell their products at significantly discounted prices causing pricing pressure. In addition, our competitors may announce new products, services or enhancements that better meet the price or performance needs of clients or changing industry standards. If any of these events occur, our revenues and profitability could significantly decline.

If we encounter barriers to the integration of our software with software provided by our competitors or with the software used by our clients, our revenue may decline and our research and development expenses may increase.

In some cases our software may need to be integrated with software provided by our competitors. These competitors could alter their products in ways that inhibit integration with our software, or they could deny or delay access by us to advance software releases, which would restrict our ability to adapt our software to facilitate integration with these new releases and could result in lost sales opportunities. In addition, our software is designed to be compatible with the most common third-party ERP systems. If the design of these ERP systems changes, integration of our software with new systems would require significant work and substantial allocation of our time and resources and increase our research and development expenses.

Reductions in information technology spending could limit our ability to grow our business.

Our operating results may vary based on changes in the information technology spending of our clients. The revenue growth and profitability of our business depend on the overall demand for enterprise application software and services. We sell our solutions primarily to large organizations whose businesses fluctuate with general economic and business conditions. As a result, decreased demand for enterprise application software and services, and in particular talent acquisition and employee performance management solutions, caused by a weakening global economy may cause a decline in our revenue. Historically, economic downturns have resulted in overall reductions in corporate information technology spending. In particular, software for talent acquisition and employee performance management software may be viewed by some of our existing and potential clients as a lower priority and may be among the first expenditures reduced as a result of unfavorable economic conditions. In the future, potential clients may decide to reduce their information technology budgets by deferring or reconsidering product purchases, which would negatively impact our operating results.

Because we recognize revenue from the sale of our solutions ratably over the term of the subscription period, a significant downturn in our business may not be immediately reflected in our operating results.

A decline in new or renewed subscriptions in any one quarter may not impact our financial performance in that quarter, but will negatively affect our revenue in future quarters. If a number of contracts expire and are not renewed in the same quarter, our revenue could decline significantly in that quarter and in subsequent quarters.

We derived approximately 78.5%, 77.7% and 80.2% of our total revenue for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006, respectively, from the sale of subscriptions for our solutions and expect that a significant portion of our revenue for the foreseeable future will be derived from those subscriptions. We recognize the associated revenue ratably over the term of the subscription agreement, which is typically between one and three years. As a result, a significant portion of the revenue that we report in each quarter reflects the recognition of unearned revenue from subscription agreements entered into during previous periods. Accordingly, the effect of significant declines in sales and market acceptance of our solutions may not be reflected in our short-term results of operations, making our results less indicative of our future prospects.

If our revenue does not meet our expectations, we may not be able to curtail our spending quickly enough and our cost of revenue, compensation and benefits and product development would increase as a percentage of revenue. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any one period, as revenue from new clients is recognized over the applicable subscription term.

Our financial performance may be difficult to forecast as a result of our focus on large clients and the long sales cycle associated with our solutions.

Our sales cycles are generally up to nine months and in some cases even longer. This long sales cycle impedes our ability to accurately forecast the timing of sales in a given period which could adversely affect our ability to meet our forecasts for that period. We focus our sales efforts principally on large organizations with complex talent acquisition and employee performance management requirements. Accordingly, in any single quarter the majority of our revenue from sales to new clients may be composed of large sales made to a relatively small number of clients. Our failure to close a sale in any particular quarter may impede revenue growth until the sale closes, if at all. As a result, substantial time and cost may be spent attempting to close a sale that may not be successful. The period between an initial sales contact and a contract signing is relatively long due to several factors, including:

•       the need to educate potential clients about the uses and benefits of our solutions and the on-demand delivery model;

•       the discretionary nature of our clients’ purchase and budget cycles;

•       the competitive evaluation of our solutions;

•       fluctuations in the talent acquisition and employee performance management requirements of our prospective clients;

•       potential economic downturns and reductions in corporate IT spending;

•       announcements or planned introductions of new products or services by us or our competitors; and

•       the lengthy purchasing approval processes of our prospective clients.

Interruptions or delays in service from our Web hosting facilities could impair the delivery of our service and harm our business.

We provide our service through computer hardware that is currently located in Web hosting facilities that we operate. These facilities are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. These facilities are also subject to break-ins, sabotage, intentional acts of terrorism, vandalism and similar misconduct. Despite precautions that we take at these facilities, the occurrence of a natural disaster, act of terrorism or other unanticipated problem at any of these facilities could result in lengthy interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates. Our business will be harmed if our customers and potential customers believe our service is unreliable.

If our security measures are breached and unauthorized access is obtained to client data, clients may curtail or stop their use of our solutions, which would harm our business, operating results and financial condition.

Our solutions involve the storage and transmission of confidential information of clients and their existing and potential employees, and security breaches could expose us to a risk of loss of, or unauthorized access to, this information, resulting in possible litigation and possible liability. Although we have never sustained such a breach, if our security measures were ever breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, an unauthorized party obtained access to this confidential data, our reputation could be damaged, our business may suffer and we could incur significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not discovered until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of our security measures could be harmed and we could lose sales and clients.

Because our products collect and analyze applicants’ and employees’ stored personal information, concerns that our products do not adequately protect the privacy of applicants and employees could inhibit sales of our products.

Some of the features of our talent acquisition and employee performance management applications depend on the ability to develop and maintain profiles of applicants and employees for use by our clients. These profiles contain personal information, including job experience, home address and home telephone number. Typically, our software applications capture this personal information when an applicant creates a profile to apply for a job and an employee completes a performance review. Our software applications augment these profiles over time by capturing additional data and collecting usage data. Although our applications are designed to protect user privacy, privacy concerns nevertheless may cause employees and applicants to resist providing the personal data necessary to support our products. Any inability to adequately address privacy concerns could inhibit sales of our products and seriously harm our business, financial condition and operating results.

We may increase our sales and marketing efforts to clients outside the United States, which would expose us to additional risks associated with international operations, including the risks of managing a geographically diverse operation and foreign currency exchange rate fluctuations.

As a part of our future business strategy, we intend to increase our international sales efforts in Canada, Europe and Asia. We currently maintain international sales offices in Toronto, Canada; London, England; Harrow, England; Hyderabad, India; Munich, Germany; Hong Kong; Kuala Lumpur, Malaysia; Amsterdam, The Netherlands; and Taipei, Taiwan. We intend to open an additional sales office in Vizag, India. We may not be successful in these efforts. International operations and sales subject us to risks and challenges that we would otherwise not face if we conducted our business only in the United States. For example, we will depend on third parties to market our solutions through foreign sales channels, and we may be challenged by laws and business practices favoring local competitors. In addition, our ability to succeed in foreign markets will depend on the ability of our software to properly filter foreign languages. We must also adopt our pricing structure to address different pricing environments and may face difficulty in enforcing revenue collection internationally.

In addition, a portion of our international sales are denominated in foreign currencies, and we incur operating expenses in Indian rupees, British pounds and Canadian dollars. We expect our exposure to foreign exchange gains and losses to increase in the future.

We may be unsuccessful in establishing and maintaining our planned facility in India and newly opened facility in Malaysia.

We are in the process of constructing a facility in Vizag, India that will serve as the center of our development activities in India, which are presently located in a facility that we lease in Hyderabad, India. In addition, we opened an office in Kuala Lumpur, Malaysia in December 2006 to house employees who will specialize in the translation of our products into Japanese, Chinese and Korean. We have no experience with managing the construction of new facilities in the United States or abroad. As a result, we may fail to obtain necessary permits or to comply with relevant governmental regulations relating to the construction and operation of these facilities. We intend to move the majority of our developers from our existing offices in Hyderabad, India to our new facility in Vizag, India. Some of our existing employees may not desire to make such a move and as a result may terminate their employment with us. If we fail to complete our construction project in Vizag, India in a timely and cost-effective fashion, or if a substantial number of our existing employees do not continue their employment with us upon the opening of that facility, our business may be harmed.

If the unemployment rate increases materially, our business may be harmed.

To the extent that the unemployment rate increases materially, our existing and potential clients may no longer consider improvement of their talent acquisition and employee performance management systems a necessity, which could have a material adverse effect on our business, results of operations and financial condition. Demand for our solutions depends in part on our clients’ ability to hire their employees. According to the U.S. Bureau of Labor Statistics, the U.S. unemployment rate in December 2006 was 4.5%, which is low by historical standards.

Material defects or errors in our software could affect our reputation, result in significant costs to us and impair our ability to sell our solutions, which would harm our business.

The software applications forming part of our solutions may contain material defects or errors, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our solutions in the future. The costs incurred in correcting any material product defects or errors may be substantial and would adversely affect our operating results. After the release of our products, defects or errors may also be identified from time to time by our internal team and by our clients. Such defects or errors may occur in the future.

Any defects that cause interruptions to the availability of our solutions could result in:

•       lost or delayed market acceptance and sales of our solutions;

•       loss of clients;

•       product liability suits against us;

•       diversion of development resources;

•       injury to our reputation; and

•       increased maintenance and warranty costs.

If we fail to adequately protect our proprietary rights, our competitive advantage could be impaired and we may lose valuable assets, experience reduced revenue and incur costly litigation to protect our rights.

Our intellectual property rights are important to our business, and our success is dependent, in part, on protecting our proprietary software and technology and our brand, marks and domain names. We rely on a combination of copyright, trademark, trade secret and other common laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. It may be possible for unauthorized third parties to copy our software and use information that we regard as proprietary to create products and services that compete with ours, which could harm our competitive position and cause our revenue to decline.

We have three issued patents, and additionally we have only three pending patent applications. There is no guarantee that the U.S. Patent and Trademark Office will grant this patent, or do so in a manner that gives us the protection that we seek. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Existing intellectual property laws only afford limited protection.

To the extent that we expand our international activities, our exposure to unauthorized copying and use of our software and proprietary information may increase. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed products may be unenforceable under the laws of certain jurisdictions and foreign countries in which we operate. Further, the laws of some countries, and in particular India, where we develop much of our intellectual property, do not protect proprietary rights to the same extent as the laws of the United States. In the event that we are unable to protect our intellectual property rights, especially those rights that we develop in India, our business would be materially and adversely affected.

Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business.

Our results of operations may be adversely affected if we are subject to a protracted infringement claim or a claim that results in a significant damage award.

We expect that software product developers, such as ourselves, will increasingly be subjected to infringement claims as the number of products and competitors grows and the functionality of products in different industry segments overlaps. Our competitors or other third parties may challenge the validity or scope of our intellectual property rights. A claim may also be made relating to technology that we acquire or license from third parties. If we were subject to a claim of infringement, regardless of the merit of the claim or our defenses, the claim could:

•       require costly litigation to defend and resolve, and the payment of substantial damages;

•       require significant management time and attention;

•       cause us to enter into unfavorable royalty or license agreements;

•       require us to discontinue the sale of our solutions;

•       create negative publicity that adversely affects the demand for our solutions;

•       require us to indemnify our clients; or

•       require us to expend additional development resources to redesign our software.

Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our software.

Changes in the regulatory environment and general economic condition in India and elsewhere could have a material adverse effect on our business.

Adverse changes in the business or regulatory climate in India could have a material adverse effect on our business. In addition, wages in India are increasing at a faster rate than in the United States. In the event that wages continue to rise, the cost benefit of operating in India may diminish. India has also experienced significant inflation in the past and has been subject to civil unrest and terrorism. There can be no assurance that these and other factors will not have a material adverse effect on our business, results of operations and financial condition.

We employ technology licensed from third parties for use in or with our solutions, and the loss or inability to maintain these licenses on similar terms or errors in the software we license could result in increased costs, or reduced service levels, which would adversely affect our business.

We include in the distribution of our solutions certain technology obtained under licenses from other companies. We anticipate that we will continue to license technology and development tools from third parties in the future. There may not always be commercially reasonable software alternatives to the third-party software that we currently license, or any such alternatives may be more difficult or costly to replace than the third-party software that we currently license. In addition, integration of our software with new third-party software may require significant work and substantial allocation of our time and resources. Also, to the extent we depend upon the successful operation of third-party products in conjunction with our software, any undetected errors in these third-party products could prevent the implementation or impair the functionality of our software, delay new solution introductions and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which could result in higher costs.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

As a result of fluctuations in our revenue and operating expenses, our quarterly operating results may vary significantly. We may not be able to curtail our spending quickly enough if our revenue falls short of our expectations. We expect that our operating expenses will increase substantially in the future as we expand our selling and marketing activities, increase our new product development efforts and hire additional personnel. Our operating results may fluctuate in the future as a result of the factors described below and elsewhere in this prospectus:

•       our ability to renew and increase subscriptions sold to existing clients, attract new clients, cross-sell our solutions and satisfy our clients’ requirements;

•       changes in our pricing policies;

•       the introduction of new features to our solutions;

•       the rate of expansion and effectiveness of our sales force;

•       the length of the sales cycle for our solutions;

•       new product and service introductions by our competitors;

•       concentration of marketing expenses for activities, such as trade shows and advertising campaigns;

•       concentration of research and development costs; and

•       concentration of expenses associated with commissions earned on sales of subscriptions for our solutions.

We believe that period-to-period comparisons of our results of operations are not necessarily meaningful as our future revenue and results of operations may vary substantially. It is also possible that in future quarters our results of operations will be below the expectations of securities market analysts and investors. In either case, the price of our common stock could decline, possibly materially.

If we do not retain key personnel, our ability to manage our business and continue our growth could be negatively impacted.

We have grown significantly in recent years, and our management remains concentrated in a small number of key employees, most of whom have been employed with us for at least five years. Our future success will depend to a significant extent on the continued service of our key personnel, particularly Nooruddin S. Karsan, Troy A. Kanter, Donald F. Volk, Sarah M. Teten, Ramarao V. Velpuri, Bill L. Erickson, Archie L. Jones, Jr., P. Grant Parker and Raghuveer Sakuru as well as our other key employees, software engineers and senior technical and sales personnel. We have not entered into employment agreements with any of our employees. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our business, financial condition and results of operations. Competition for qualified personnel in the software industry is intense, and we compete for these personnel with other software companies that have greater financial and other resources than we do. If we lose the services of one or more of our executive officers or other key personnel, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. Searching for replacements for key personnel could also divert management’s time and attention and result in increased operating expenses.

Our chief financial officer is a defendant in litigation that may require a significant amount of his attention.

Our chief financial officer, who has been employed by us since 1996, is one of the named defendants in litigation based on services provided over 10 years ago by him, a former partner of his and the accounting firm of which the two were partners. The plaintiffs’ claims against the defendants are based on theories of professional negligence, breach of fiduciary duty, breach of contract, and negligent and fraudulent misrepresentation in connection with services that were provided to the plaintiff by the defendants. Many of the allegations relate to activity that occurred after our chief financial officer left his former firm. Although our chief financial officer believes that these claims are without merit and is vigorously defending against them, defending against these claims may be time consuming and costly for our chief financial officer.

We will not be able to maintain our revenue growth if we do not attract, train or retain qualified sales personnel.

If we fail to successfully maintain and expand our sales force, our future revenue and profitability will be adversely affected. We depend on our direct sales force for substantially all of our revenue and intend to make significant expenditures in upcoming years to expand our sales force. Our future success will depend in part upon the continued expansion and increased productivity of our sales force. To the extent that we experience attrition in our direct sales force, we will need to hire replacements. We face intense competition for sales personnel in the software industry, and we may not be successful in hiring, training or retaining our sales personnel in accordance with our plans. Even if we hire and train a sufficient number of sales personnel, we may not generate enough additional revenue to exceed the expense of hiring and training the new personnel.

Failure to implement the appropriate controls and procedures to manage our growth could harm our growth, business, operating results and financial condition.

We are currently experiencing a period of rapid growth in our operations, which has placed, and will continue to place, a significant strain on our management, administrative, operational, technical and financial infrastructure. In particular, continued rapid growth will require us to invest significant resources in additional infrastructure and to hire additional personnel. We decreased our employee base from 403 employees on December 31, 2002 to 393 on December 31, 2003, but then increased our employee base to 522 employees on December 31, 2004, 693 employees on December 31, 2005 and 1,130 employees on December 31, 2006, including 43 and 157 employees that we acquired as a part of our acquisitions of Webhire in January 2006 and BrassRing in November 2006, respectively. To manage our growth, we will need to continue to improve our operational, financial and management processes and controls and reporting systems and procedures. This effort may require us to make significant capital expenditures or to incur significant expenses, and may divert the attention of our personnel from our core business operations, any of which may adversely affect our financial performance. If we fail to successfully manage our growth, our business, operating results and financial condition will be adversely affected.

Evolving European Union regulations related to confidentiality of personal data may adversely affect our business.

In order to provide our solutions to our clients, we rely in part on our ability to access our clients’ employee data. The European Union has adopted various data protection regulations related to the confidentiality of personal data. To date, these regulations have not restricted our business as we have qualified for a safe harbor available for U.S. companies that collect personal data from areas under the jurisdiction of the European Union. To the extent that these regulations are modified in such a manner that our safe harbor no longer applies, our ability to conduct business in the European Union may be adversely affected.

Any impairment in the value of our goodwill will result in an accounting charge against our earnings, which could negatively impact our stock price.

As of September 30, 2006, we had $48.8 million of goodwill, representing approximately 29% of our total assets as of such date. We will likely record a significant portion of the consideration that we paid in our acquisition of BrassRing as goodwill. As a result of acquisitions that we may complete in the future, we may be required to record additional goodwill. In accordance with U.S. generally accepted accounting principles, we conduct an impairment analysis of our goodwill annually and at such other times when an event or change in circumstances occurs which would indicate potential impairment. As a result of the sale our pharmaceutical training division in December 2003, we wrote off $0.6 million of goodwill associated with prior acquisitions against the net gain on the sale. If we determine significant impairment of our goodwill as a result of any of those tests, we would be required to record a corresponding non-cash impairment charge against our earnings that could negatively affect our stock price.

Evolving regulation of the Internet may increase our expenditures related to compliance efforts, which may adversely affect our financial condition.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet is a critical component of our business model. For example, we believe that increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our clients’ ability to use and share data, potentially reducing demand for solutions accessed via the Internet and restricting our ability to store, process and share data with our clients via the Internet. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

The failure of our solutions to comply with employment laws may require us to indemnify our clients, which may harm our business.

Some of our client contracts contain indemnification provisions that require us to indemnify our clients against claims of non-compliance with employment laws related to hiring. To the extent these claims are successful and exceed our insurance coverages, these obligations would have a negative impact on our cash flow, results of operation and financial condition.

Our reported financial results may be adversely affected by changes in generally accepted accounting principles.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our historical or future financial results. For example, prior to January 1, 2006, we were not required to record stock-based compensation charges if the employee’s stock option exercise price is equal to or exceeds the deemed fair value of the underlying security at the date of grant. However, effective January 1, 2006 we are required to record the fair value of stock options as an expense in accordance with new accounting pronouncements.

Risks Related to this Offering and Our Common Stock

Anti-takeover provisions of Pennsylvania law and our articles of incorporation and bylaws could delay and discourage takeover attempts that shareholders may consider to be favorable.

Certain provisions of our articles of incorporation and bylaws that will be in effect upon completion of this offering and applicable provisions of the Pennsylvania Business Corporation Law may make it more difficult for a third party to, or prevent a third party from, acquiring control of us or effecting a change in our board of directors and management. These provisions include:

•       the classification of our board of directors into three classes, with one class elected each year;

•       prohibiting cumulative voting in the election of directors;

•       the ability of our board of directors to issue preferred stock without shareholder approval;

•       our shareholders may only take action at a meeting of our shareholders and not by written consent;

•       prohibiting shareholders from calling a special meeting of our shareholders;

•       our shareholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place shareholders proposals on the agenda for consideration at any meeting of our shareholders; and

•       prohibiting us from engaging in some types of business combinations with holders of 20% or more of our voting securities without prior approval of our board of directors, unless a majority of our disinterested shareholders approve the transaction.

The Pennsylvania Business Corporation Law further provides that because our articles of incorporation provide for a classified board of directors, shareholders may remove directors only for cause. These and other provisions of the Pennsylvania Business Corporation Law and our articles of incorporation and bylaws could delay, defer or prevent us from experiencing a change of control or changes in our board of directors and management and may adversely affect our shareholders’ voting and other rights. Any delay or prevention of a change of control transaction or changes in our board of directors and management could deter potential acquirors or prevent the completion of a transaction in which our shareholders could receive a substantial premium over the then current market price for their shares of our common stock.

The market price of our common stock may be particularly volatile, and our shareholders may be unable to resell their shares at a profit.

The market price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. Since our initial public offering in June 2005, the closing prices of our common stock have ranged from a low of $11.80 to a high of $38.40. In the past several years, technology stocks have experienced high levels of volatility and significant declines in value from their historic highs. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•       price and volume fluctuations in the overall stock market from time to time;

•       significant volatility in the market price and trading volume of software companies in general, and HR software companies in particular;

•       actual or anticipated changes in our earnings or fluctuations in our operating results;

•       actual or anticipated changes in the expectations of securities analysts;

•       general economic conditions and trends;

•       major catastrophic events;

•       sales of large blocks of our stock; or

•       departures of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business.

The sale of a substantial number of our shares of common stock in the public market could reduce the market price of our shares, which in turn could negatively impact your investment in us.

Future sales of a substantial number of shares of our common stock in the public market (or the perception that such sales may occur) could reduce our stock price and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have 24,647,777 shares of our common stock issued and outstanding. All of the shares that we are selling in this offering, plus any shares sold upon the exercise of the underwriters’ over-allotment option, will be freely tradeable without restriction under the Securities Act of 1933, or the Securities Act, unless purchased by our affiliates.

In addition, subject to certain exceptions and extensions described under the caption “Underwriting” in this prospectus supplement, we and all of our directors and executive officers and certain of our shareholders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock for a period of 90 days from the date of this prospectus supplement. When this period expires, we and our locked-up shareholders will be able to sell our shares in the public market, subject to restrictions on shares held by affiliates. Sales of a substantial number of such shares upon expiration, or early release, of the lock-up (or the perception that such sales may occur) could cause our share price to fall. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

We may also issue shares of our common stock from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may grant registration rights covering those shares in connection with any such acquisitions and investments.

In the future, we may sell additional shares of our common stock to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sales of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. See “Dividend Policy” in this prospectus supplement.

We have broad discretion in the use of the net proceeds of this offering.

We intend to use approximately $49 million of the net proceeds of this offering to repay borrowings under the term loan portion of our credit facility. We intend to use the remainder of the net proceeds from this offering, as determined by our management in its sole discretion, for general corporate purposes, including working capital needs and potential strategic acquisitions and investments. However, we have not determined the specific allocation of the net proceeds among those additional uses. Our management will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management’s specific intentions.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 3,750,000 shares of our common stock offered by us in this offering will be approximately $113.5 million, after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $130.6 million, after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use approximately $49 million of the net proceeds of this offering to repay all of our outstanding term loan obligations which we incurred in connection with our acquisition of BrassRing LLC on November 13, 2006. As of January 18, 2007, our term loan, which matures on October 1, 2012, had an outstanding balance of approximately $49 million and bears interest at a rate of approximately 9.25% per annum.

We intend to use the balance of the net proceeds of this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds of this offering to acquire or invest in strategic businesses or technologies. We have not yet determined all of our anticipated expenditures and cannot estimate the amounts to be used for each of the purposes discussed above. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, shareholders will need to sell shares of our common stock to realize a return on their investment, if any.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the Nasdaq Global Market under the symbol “KNXA” since June 24, 2005. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock reported by the Nasdaq Global Market.

	Common Stock Price
	High	Low
Year Ended December 31, 2005
Second Quarter (from June 24, 2005)	$13.38	$11.99
Third Quarter	$16.20	$11.71
Fourth Quarter	$21.61	$12.52
Year Ended December 31, 2006
First Quarter	$31.30	$20.40
Second Quarter	$38.40	$25.93
Third Quarter	$33.38	$21.06
Fourth Quarter	$34.96	$24.80
Year Ended December 31, 2007
First Quarter (through January 18, 2007)	$34.98	$30.77

On January 18, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $31.86 per share. As of January 18, 2007, there were approximately 99 holders of record of our common stock.

CAPITALIZATION

The following table describes our capitalization as of September 30, 2006 (i) on an actual basis, (ii) on a “pro forma” basis to give effect to our acquisition of BrassRing on November 13, 2006 as if such acquisition had been consummated on September 30, 2006, and (iii) on a “pro forma as adjusted” basis to reflect the sale by us of shares of our common stock in this offering at a public offering price of $31.86 per share and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, and the application of the net proceeds from this offering as described in the “Use of Proceeds” section in this prospectus supplement.

	As of September 30, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
	(in thousands except share data)
Cash and cash equivalents	$83,109	$43,621	$108,121	(2)
Short and long term debt	632	65,632 (1)	16,632	(2)
Stockholders equity:
Preferred stock; par value $0.01; 10,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock; par value $0.01; 100,000,000 shares authorized; 20,596,873, 20,596,873 and 24,346,873 shares issued and outstanding, respectively	206	206	244
Additional paid-in capital	170,376	170,376	283,839
Accumulated other comprehensive income	(257)	(257)	(257)
Accumulated deficit	(34,665)	(34,665)	(34,665)
Total shareholders’ equity	135,660	135,660	249,161
Total capitalization	$136,292	201,292	265,793

(1)          Represents borrowings to fund a portion of the consideration paid in connection with the acquisition of BrassRing on November 13, 2006.

(2)          Does not reflect approximately $16 million in payments on debt from cash on hand since September 30, 2006.

The above table does not include additional shares of our common stock that may be issued under the plans and arrangements listed below:

•       598,158 shares of our common stock issuable upon exercise of outstanding options under our 2000 Stock Option Plan as of September 30, 2006, at a weighted average exercise price of $10.14 per share; and 192,550 shares issued upon exercise of options under our 2000 Stock Option Plan subsequent to September 30, 2006, at a weighted average exercise price of $11.74 per share;

•       920,300 shares of common stock issuable upon exercise of outstanding options under our 2005 Equity Incentive Plan as of September 30, 2006, at a weighted average exercise price of $15.04 per share; 28,333 shares issued upon exercise of options under our 2005 Stock Option Plan subsequent to September 30, 2006, at a weighted average exercise price of $12.05 per share; and 108,900 shares returned to our 2005 Equity Incentive Plan for forfeitures subsequent to September 30, 2006;

•       3,142,479 shares of our common stock reserved for future grants under our 2005 Equity Incentive Plan as of September 30, 2006; and

•       500,000 shares of our common stock reserved for future issuance under our 2006 Employee Stock Purchase Plan.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of December 31, 2006, we had outstanding 20,897,777 shares of common stock and zero shares of preferred stock.

The following is qualified in its entirety by reference to our amended and restated articles of incorporation and our bylaws, and by the provisions of applicable law. A copy of our articles of incorporation and bylaws are included as exhibits to the registration statement of which this prospectus supplement and the accompany prospectus are a part.

Common Stock

Holders of our common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of shareholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the shareholders, it becomes authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. Holders of our common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes.

No preemptive rights, liquidation rights or sinking fund provisions apply to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

Our board of directors has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•       restricting dividends on the common stock;

•       diluting the voting power of the common stock;

•       impairing the liquidation rights of the common stock; or

•       delaying or preventing a change in our control without further action by the shareholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Articles of Incorporation, Our Amended and Restated Bylaws and Pennsylvania Law

Our amended and restated articles of incorporation and amended and restated bylaws as well as laws of the Commonwealth of Pennsylvania contain various provisions intended to promote stability of our shareholder base and render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, executive officers and employees and adversely affect the independence and integrity of our business. A summary of these provisions of our articles of incorporation, bylaws and Pennsylvania law is set forth below.

Classified Board; Removal of Directors.   Pursuant to our articles of incorporation, the number of directors on our board of directors shall not be less than one or greater than nine as determined by a majority vote of our board of directors. Our articles of incorporation provide that the directors will be divided into three classes, with each class consisting as nearly as possible in size of one-third of the directors. Directors elected by our shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast at such annual meeting.

Our articles of incorporation provide that except as otherwise provided for or fixed by or pursuant to an amendment to our articles of incorporation setting forth the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall be a director of the same class as the director whose vacancy he or she fills and shall hold office until the next annual meeting of shareholders, and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of holders of any preferred stock, any director may be removed from office only for cause as determined by a majority of directors then in office by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

These provisions of our articles of incorporation and bylaws would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Special Shareholders’ Meetings and Right to Act by Written Consent.   Our bylaws provide that a special meeting of shareholders may be called only by the chairman of our board of directors or our Chief Executive Officer or upon a resolution adopted by a majority of our entire board of directors. Our shareholders are not generally permitted to call, or to require that the board of directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our bylaws provide that any action of shareholders may be taken only at a meeting of the shareholders or a class of shareholders and may not be taken without a meeting through the execution of a consent or consents thereto by the shareholders.

Procedures for Shareholder Nominations and Proposals.   Our bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors and to propose any new business at any annual meeting. With respect to shareholder nominations and proposals, only persons nominated in accordance with this procedure are eligible to serve as directors, and only business brought before the annual meeting in accordance with this procedure may be conducted at the annual meeting. Under this procedure, notice of shareholder nominations and proposals for new business at the annual meeting must be received by our secretary not later than 60 days nor earlier than 90 days before the first anniversary of the previous year’s annual meeting; provided, however, that if the annual meeting date is more than 30 days before or more than 60 days after the anniversary date, notice must be received no more than 90 days before or later than the later of 60 days before the annual meeting date or the 15th day following the day on which we first publicly announced the annual meeting. For nominations and proposals for any special meetings, our bylaws require notice not more than 90 days nor less than 60 days before the special meeting or the 15th day following the day on which we first publicly announced the special meeting. Our bylaws provide that notice to our secretary with respect to any shareholder nomination or proposal must include certain information regarding the nominee, the proposal and the shareholder nominating a director or proposing business.

By requiring advance notice of nominations by our shareholders, this procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, this shareholder notice procedure will provide a more orderly procedure for conducting annual meetings of our shareholders and, to the extent deemed necessary or desirable by our board of directors, will provide our board of directors with an opportunity to inform our shareholders, prior to such meetings, of the board of directors’ position regarding action to be taken with respect to such business, so that our shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, the Chairman of our board of directors has the power to determine compliance with the shareholder notice procedure described above. Our bylaws also may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Authorized But Unissued Shares.   The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the Nasdaq Global Market. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise.

Amendment of Our Articles of Incorporation and Bylaws.   Our articles of incorporation provide that, unless previously approved by our board of directors, the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to:

•       amend or repeal the provisions of our articles of incorporation with respect to the election of directors;

•       adopt any provision inconsistent with such provisions; and

•       amend or repeal the provisions of our articles of incorporation with respect to amendments to our articles of incorporation.

In addition, our bylaws provide that the amendment or repeal by our shareholders of any bylaws made by our board of directors would require the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors.

Pennsylvania Anti-Takeover Law.   We are subject to the following anti-takeover provisions under Pennsylvania law.

Subchapter F of the Pennsylvania Business Corporation Law generally prohibits a “business combination” with a shareholder or group of shareholders (and affiliates and associates of such shareholders) who beneficially own(s) at least 20% of the voting power of a public corporation (an “interested shareholder”) for a five-year period following the date on which the holder became an interested shareholder unless this business combination or the acquisition by the shareholder or group of shareholders of at least 20% of the voting power of the corporation is approved in advance by our board of directors or approved by certain majority of those shareholders who are not an interested shareholder nor affiliates or associates thereof. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of any particular group, including those of the shareholders, as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

•       the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have stores, offices or other establishments;

•       our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;

•       the resources, intent and conduct of any person seeking to acquire control of us; and

•       all other pertinent factors.

Section 1715 further provides that any act of our board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Nasdaq Global Market Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “KNXA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc. Its address is 44 W. Lancaster Avenue, Ardmore, PA 19003, and its telephone number is (610) 649-7300.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated January 18, 2007, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	1,212,750
Cowen and Company, LLC	1,084,125
William Blair & Company, L.L.C.	330,750
CIBC World Markets Corp.	330,750
JMP Securities LLC	330,750
Needham & Company, LLC	330,750
Boenning & Scattergood, Inc.	55,125
Brean Murray, Carret & Co., LLC	48,750
Susquehanna Financial Group, LLLP	26,250
Total	3,750,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 562,500 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.8760 per share. The underwriters and selling group members may allow a discount of $0.00 per share on sales to other broker/dealers. After the public offering the representative may change the public offering priceand concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$1.4600	$1.4600	$5,475,000	$6,296,250
Expenses payable by us	$0.1333	$0.1159	$500,000	$500,000

Wehave agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

Our officers and directors have agreed that they will not, subject to certain exceptions and other than an aggregate of 250,000 shares held by certain members of managment, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The shares of common stock are listed on the NASDAQ Global Market under the symbol “KNXA”.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•       Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•       Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•       Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•       In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•       the purchaser is entitled under applicable provincial securities laws to purchase thewithout the benefit of a prospectus qualified under those securities laws,

•       where required by law, that the purchaser is purchasing as principal and not as agent,

•       the purchaser has reviewed the text above under Resale Restrictions, and

•       the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file with the SEC after the date of this prospectus supplement will automatically update and may supersede this information. We are incorporating by reference into this prospectus supplement and the accompanying prospectus the documents listed below:

•       the description of our common stock contained in our registration statement on Form 8-A under the Exchange Act;

•       our annual report on Form 10-K for the fiscal year ended December 31, 2005;

•       our proxy statement dated April 13, 2006;

•       our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•       our current reports on Form 8-K filed on January 17, 2006 (as amended on January 31, 2006 and February 22, 2006), January 31, 2006, February 21, 2006 (as amended on April 25, 2006), October 10, 2006, October 20, 2006, November 17, 2006 (as amended on December 22, 2006 and January 16, 2007) and November 29, 2006.

All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering are also incorporated by reference and are an important part of this prospectus supplement and the accompanying prospectus. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise. Any statement contained in a document incorporated by reference in this prospectus supplement and the accompanying prospectus shall be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

You can obtain copies of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us or, as described above, through the SEC or the SEC’s web site at http://www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Kenexa Corporation
650 East Swedesford Road
Wayne, Pennsylvania 19087
Attention: Investor Relations
Telephone: (610) 971-9171

We also maintain a web site at http://www.kenexa.com (which is not intended to be an active hyperlink in this prospectus supplement) through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York. Barry M. Abelson, a partner in Pepper Hamilton LLP and one of our directors since 2000, owns 1,000 shares of our common stock and holds options to purchase 24,000 shares of our common stock. Pepper Hamilton LLP has provided legal services to us since 1997.

EXPERTS

The financial statements of Kenexa Corporation incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated by reference herein, and are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Webhire, Inc. as of September 30, 2005 and 2004 and for the three years in the period ended September 30, 2005 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Brown & Brown, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated by reference herein, and are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of BrassRing LLC included in Kenexa Corporation’s Current Report on Form 8-K dated December 22, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Kenexa Corporation and Subsidiaries

Pro Forma Consolidated Financial Statements
(Unaudited)

The unaudited pro forma consolidated balance sheet of the Company as of September 30, 2006, has been prepared as if the Company’s acquisition of BrassRing had been consummated on September 30, 2006. The unaudited pro forma consolidated Statement of Operations for the year ended December 31, 2005 is presented as if the Company’s acquisition of Webhire, Inc. and BrassRing had occurred on January 1, 2005. The actual dates of Webhire and BrassRing acquisitions were January 13, 2006 and November 13, 2006, respectively. The unaudited pro forma consolidated Statement of Operations for the nine months ended September 30, 2006, is presented as if the Company’s acquisition of BrassRing had occurred on January 1, 2006.

The pro forma consolidated financial statements do not purport to represent what the Company’s financial position or results of operations would have been assuming the completion of the Company’s acquisition of Webhire, Inc. and BrassRing had occurred on January 1, 2005, nor do they purport to project the Company’s financial position or results of operations at any future date or for any future period.

These pro forma consolidated financial statements should be read in conjunction with:

(a)          the Company’s Form 10-K for the period ended December 31, 2005 filed on February 22, 2006.

(b)         the Company’s Form 8-K filed on October 10, 2006.

(c)          the Company’s Form 10-Q for the period ended September 30, 2006 filed on November 13, 2006.

Kenexa Corporation and Subsidiaries
Pro forma Consolidated Balance Sheets (unaudited)
As of September 30, 2006
(in thousands)

	BrassRing, LLC (A)	Kenexa (B)	Pro forma Adjustments	F/N	Pro forma
Assets
Current Assets
Cash and cash equivalents	$10,512	$83,109	$(50,000)	(C)	$43,621
Accounts receivable, net of allowance for doubtful accounts	6,668	16,237			22,905
Unbilled receivables	—	1,945			1,945
Deferred income taxes	—	6,628	7,038	(C)	13,666
Prepaid expenses and other current assets	1,785	2,459			4,244
Total current assets	18,965	110,378	(42,962)	(C)	86,381
Property and equipment, net of accumulated depreciation	2,318	5,900			8,218
Software, net of accumulated depreciation	—	2,324			2,324
Goodwill	20,483	48,826	75,173	(C)	144,482
Intangible assets, net of accumulated amortization	—	1,973	3,490	(C)	5,463
Deferred financing costs, net of accumulated amortization	—	98			98
Other assets	521	932			1,453
Total assets	$42,287	$170,431	$35,701		$248,419
Liabilities and Shareholders’ Deficiency
Current liabilities
Notes payable, current	$—	$479	$—		$479
Line of credit	—	—	65,000	(C)	65,000
Accounts payable	4,295	3,520	—		7,815
Commissions payable	—	1,137	—		1,137
Accrued compensation and benefits	—	6,224	—		6,224
Other accrued liabilities	—	3,543	—		3,543
Deferred revenue	8,182	18,759	—		26,941
Deferred taxes	22	—	—		22
Capital lease obligations	—	228	—		228
Total current liabilities	12,499	33,890	65,000	(C)	111,389
Capital lease obligations, less current portion	—	103	—		103
Notes payable, less current portion	—	153	—		153
Deferred taxes	—	606			606
Other liabilities	489	19	—		508
Total liabilities	12,988	34,771	65,000	(C)	112,759
Minority interest	9,401	—	(9,401)	(D)	—
Shareholders’ deficiency
Member’s equity	395,601	—	(395,601)	(D)	—
Common stock	—	206	—		206
Additional paid-in capital	—	170,376	—		170,376
Treasury stock	(8,500	—	8,500	(D)	—
Accumulated other comprehensive (loss) income	19	(257)	(19)	(D)	(257)
Accumulated deficit	(367,222)	(34,665)	367,222	(D)	(34,665)
Total shareholders’ (deficiency) equity	19,898	135,660	(19,898)	(D)	135,660
Total liabilities and shareholders’ (deficiency) equity	$42,287	$170,431	$35,701	(D)	$248,419

Kenexa Corporation and Subsidiaries
Pro forma Consolidated Statements of Operations (unaudited)
For the Nine Months Ended September 30, 2006
(in thousands, except share and per share data)

	BrassRing, LLC (A)	Kenexa (B)	Pro forma Adjustments	F/N	Pro forma
Revenue
Subscription revenue	$22,568	$60,725	$—		$83,293
Other revenue	5,958	15,010	—		20,968
Total revenue	28,526	75,735	—		104,261
Cost of revenue (exclusive of depreciation, shown separately below)	9,383	21,419	—		30,802
Gross profit	19,143	54,316	—		73,459
Operating expenses:
Sales and marketing	9,973	17,436	(2,908)	(C)	24,501
General and administrative	4,890	16,972	(1,897)	(C)	19,965
Research and development	8,219	5,570	(1,946)	(C)	11,843
Depreciation and amortization	1,218	2,362	105	(D)	3,685
Total operating expenses	24,300	42,340	(6,646)		59,994
Income (loss) from operations before income taxes and interest expense	(5,157)	11,976	6,646		13,465
Interest (income) expense	(300)	(1,566)	3,851	(G)	1,985
Minority interest	(1,023)	—	1,023	(E)	—
Other income	(63)	—	—		(63)
Income (loss) from operations before income tax	(3,771)	13,542	1,772		11,543
Income tax (benefit) expense on continuing operations	(21)	2,825	(241)	(F)	2,563
Income (loss) before discontinued operations	(3,750)	10,717	2,013		8,980
Discontinued operations	(33)	—	—		(33)
Net loss available to common shareholders	$(3,783)	$10,717	$2,013		$8,947
Weighted average shares used to compute net income available to common shareholders per common share—basic		19,626,010			19,626,010
Basic income per share:		$0.55			$0.46
Weighted average shares used to compute net income available to common shareholders per common share—diluted	—	20,183,995	—		20,183,995
Diluted income per share:	—	$0.53	—		$0.44

Kenexa Corporation and Subsidiaries
Pro forma Consolidated Statements of Operations (unaudited)
For the Year Ended December 31, 2005
(in thousands, except share and per share data)

	Kenexa (A)	Webhire (B)	Pro forma Adjustments	F/N	Subtotal	BrassRing, LLC (C)	Pro forma Adjustments	F/N	Pro forma
Revenue

Subscription revenue	$50,974	$8,885	—		$59,859	$29,802	$—		$89,661
Other revenue	14,667	3,172	—		17,839	7,563	—		25,402
Total revenue	65,641	12,057	—		77,698	37,365	—		115,063
Cost of revenue (exclusive of depreciation, shown separately below)	18,782	2,575	(397)	(D)	20,960	12,001	—		32,961
Gross profit	46,859	9,482	397		56,738	25,364	—		82,102
Operating expenses:
Sales and marketing	16,133	3,711	(764)	(D)	19,080	12,111	(3,815)	(D)	27,376
General and administrative	15,116	4,755	(1,134)	(D)	18,737	6,229	(2,624)	(D)	22,342
Research and development	3,986	1,843	(474)	(D)	5,355	11,571	(2,634)	(D)	14,292
Depreciation and amortization	2,112	1,258	47	(E)	3,417	1,684	140	(E)	5,241
Total operating expenses	37,347	11,567	(2,325)		46,589	31,595	(8,933)		69,251
Income (loss) from operations before income taxes and interest expense	9,512	(2,085)	2,722		10,149	(6,231)	8,933		12,851
Interest (income) expense	(566)	(63)	—		(629)	(246)	5,135	(H)	4,260
Minority interest	—	—	—		—	(832)	832	(F)	—
Interest on mandatory redeemable shares	3,396	—	—		3,396	—	—		3,396
Other income	—	—	—		—	(244)	—		(244)
Income (loss) from operations before income tax	6,682	(2,022)	2,722		7,382	(4,909)	2,966		5,439
Income tax (benefit) expense on continuing operations	591	1	—		592	65	(243)	(G)	414
Income (loss) before discontinued operations	6,091	(2,023)	2,722		6,790	(4,974)	3,209		5,025
Discontinued operations	—	—	—		—	(49)	—		(49)
Provision for (benefit from) income taxes	—	—	—		—	(425)	—		(425)
Accretion of Redeemable class B common shares and class C common shares	(41,488)	—	—		(41,488)	—	—		(41,488)
Net loss available to common shareholders	$(35,397)	(2,023)	2,722		(34,698)	$(4,598)	$3,209		$(36,087)
Weighted average shares used to compute net loss available to common shareholders per common share—basic and diluted	11,578,885				11,578,885				11,578,885
Basic and diluted loss per share:	$(3.06)				$(3.00)				$(3.12)

Kenexa Corporation

Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

Notes to Pro Forma Consolidated Balance Sheet as of September 30, 2006

(A)       To reflect the historical balance sheet of BrassRing, LLC as of September 30, 2006.

(B)        To reflect the historical balance sheet of the Company as of September 30, 2006.

(C)        To record the consideration of $115 million for the purchase of BrassRing, LLC financed through existing cash and debt. These amounts represent adjustments related to the acquisition under the purchase method of accounting. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management’s best estimate of their fair value with excess cost over the net tangible and intangible assets acquired allocated to goodwill and identified intangible assets as presented below.

The preliminary estimated purchase price is allocated as follows and is for illustrative purposes only

Description	Amount	Amortization period
Assets Acquired
Cash and Short-term Investments	$10,730
Accounts Receviable	6,286
Prepaid Expenses and other Current Assets	1,664
Property & Equipment	2,204
Other Assets	521
Trademark/Tradename, Service Marks & Domain Name	400	Indeterminable
Customer Lists	3,090	22 years
Net Operating Losses	7,038	3 years
Goodwill	95,590	Indeterminable
Less: Liabilities Assumed
Notes Payable	—
Capital Lease Obligations	—
Accounts Payable and Accrued Expenses	4,258
Deferred Federal Income taxes	21
Other Liabilities	—
Deferred Revenue	8,244
Total Cash Purchase Price	$115,000

(D)       To eliminate BrassRing LLC’s Member’s equity and minority interest as of September 30, 2006.

Notes to Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2006.

(A)       To reflect the historical statement of operations of BrassRing, LLC as of September 30, 2006.

(B)        To reflect the consolidated historical statement of operations of the Company as of September 30, 2006.

(C)        To reflect reduced staff expense including salaries, taxes, bonus, and fringe benefits. The Company notified employees of their termination on the acquisition date and entered into severance agreements with such employees that state the termination benefit. The Company will disburse the severance amounts over the stated severance benefit periods.

(D)       To reflect the amortization of intangible assets (per the allocation of the estimated purchase price) that would have been recorded in the period, using a useful life of twenty two years. The amortization is subject to revision based upon the completion of the purchase price allocation study.

(E)        To eliminate the activity associated with BrassRing’s minority interest for the nine months ended September 30, 2006.

(F)         To record the tax benefit arising from the additional interest expense from the term and credit loan facility payments partially offset by the additional tax expense arising from the reduction in BrassRing expenses in connection with the merger and the treatment of BrassRing LLC’s activity  as a consolidated taxable entity from a former pass thru entity.

(G)      To reflect the interest expense on the term and revolving credit facilities at LIBOR + 2% (7.8%-9.0%) for the nine months ended September 30, 2006.

Notes to Pro Forma Consolidated Statements of Operations for the year ended December 31, 2005.

(A)       To reflect the consolidated historical statement of operations of the Company as of December 31, 2005.

(B)        To reflect the historical statement of operations of Webhire, Inc. as of December 31, 2005.

(C)        To reflect the historical statement of operations of BrassRing, LLC as of December 31, 2005.

(D)       To reflect reduced staff expense including salaries, taxes, bonus, and fringe benefits. The Company notified employees of their termination on the acquisition date and entered into severance agreements with such employees that state the termination benefit.

(E)        To reflect the amortization of intangible assets (per the allocation of the estimated purchase price) that would have been recorded in the period, using a useful life of twenty two years. The amortization is subject to revision based upon the completion of the purchase price allocation study.

(F)         To eliminate the activity associated with BrassRing’s minority interest for the year ended December 31, 2005.

(G)      To record the tax benefit arising from the additional interest expense from the term and credit loan facility payments partially offset by the additional tax expense arising from the reduction in BrassRing expenses in connection with the merger and the treatment of BrassRing LLC’s activity  as a consolidated taxable entity from a former pass thru entity.

(H)      To reflect the interest expense on the term and revolving credit facilities at LIBOR + 2% (7.8%-9.0%)for the twelve months ended December 31, 2005.

PROSPECTUS

Kenexa Corporation

$200,000,000

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Units

This prospectus relates to common stock, preferred stock, debt securities, depositary shares, warrants and units that we may sell from time to time in one or more offerings up to a total public offering price of up to an aggregate of $200,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “KNXA.”  Each prospectus supplement to this prospectus will contain information, where applicable, as to any other listing on any national securities exchange or the NASDAQ Global Market of the securities covered by such prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”  You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 5, 2007

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate public offering price of $200,000,000 (or its equivalent in foreign or composite currencies). This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement, together with the additional information described below under “Where You Can Find More Information,” carefully before making an investment decision.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus

Unless the context otherwise requires, in this prospectus, “Kenexa”, the “Company”, “we”, “us”, “our” and similar names refer to Kenexa Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov and through the NASDAQ Global Market, on which our common stock is listed. Information about obtaining copies of our public filings with the NASDAQ Global Market is available at the NASDAQ Global Market’s website at http://www.nasdaq.com.

This prospectus is part of a registration statement on Form S-3, or the Registration Statement, that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statement. For more information about us and our securities, you should read the Registration Statement and its exhibits and schedules. Copies of the Registration Statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge at the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus the documents listed below:

•       the description of our common stock contained in our registration statement on Form 8-A under the Exchange Act;

•       our annual report on Form 10-K for the fiscal year ended December 31, 2005;

•       our proxy statement dated April 13, 2006;

•       our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•       our current reports on Form 8-K filed on January 17, 2006 (as amended on January 31, 2006 and February 22, 2006), January 31, 2006, February 21, 2006 (as amended on April 25, 2006), October 10, 2006, October 20, 2006, November 17, 2006 (as amended on December 22, 2006) and November 29, 2006.

All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering are also incorporated by reference and are an important part of this prospectus. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us or, as described above, through the SEC or the SEC’s web site at http://www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Kenexa Corporation
650 East Swedesford Road
Wayne, Pennsylvania 19087
Attention: Investor Relations
Telephone: (610) 971-9171

We also maintain a web site at http://www.kenexa.com (which is not intended to be an active hyperlink in this prospectus) through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements, which are usually accompanied by words such as “may,” “might,” “will,” “should,” “could,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions, involve risks and uncertainties, and relate to, without limitation, statements about our market opportunities, our strategy, our competition, our projected revenue and expense levels and the adequacy of our available cash resources. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding our industry. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements, including those factors discussed in “Risk Factors” below.

Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

ABOUT KENEXA CORPORATION

We provide software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Our solutions are built around a suite of easily configurable software applications that automate talent acquisition and employee performance management best practices. We offer the software applications that form the core of our solutions on an on-demand basis, which materially reduces the costs and risks associated with deploying traditional enterprise applications. We complement our software applications with tailored combinations of outsourcing services, consulting services and proprietary content based on our many years of experience assisting clients in addressing their human resource, or HR, requirements. Together, our software applications and services form what are commonly referred to as solutions. We believe that these solutions enable our clients to improve the effectiveness of their talent acquisition programs, increase employee productivity and retention, measure key HR metrics and make their talent acquisition and employee performance management programs more efficient.

You can get more information regarding our business and industry by reading our annual report on Form 10-K for the year ended December 31, 2005 and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

CORPORATE INFORMATION

We began our operations under predecessor companies, Insurance Services, Inc., or ISI, and International Holding Company, Inc., or IHC. In December 1999, we reorganized our corporate structure by merging ISI and IHC with and into Raymond Karsan Associates, Inc., or RKA, a Pennsylvania corporation and a wholly owned subsidiary of Raymond Karsan Holdings, Inc., or RKH, a Pennsylvania corporation. Each of RKA and RKH were newly created to consolidate the businesses of ISI and IHC. In April 2000, we changed our name to TalentPoint, Inc. and we changed the name of RKA to TalentPoint Technologies, Inc. In November 2000, we changed our name to Kenexa Corporation, or Kenexa, and we changed the name of TalentPoint Technologies, Inc. to Kenexa Technology, Inc., or Kenexa Technology. Currently, Kenexa transacts business primarily through Kenexa Technology and its wholly owned subsidiaries.

We are a Pennsylvania corporation. Our principal executive offices are located at 650 East Swedesford Road, 2nd Floor, Wayne, PA 19087. Our telephone number is (610) 971-9171.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also affect our business operations.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds of the securities offered by this prospectus for general corporate purposes, which may include the acquisition of assets or businesses that are complementary to our existing business. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. We may also invest the net proceeds temporarily in short-term or marketable securities until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document that we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, various series of debt securities, depositary shares, or warrants or units to purchase any of such securities, with a total value of up to $200,000,000, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•       designation or classification;

•       aggregate offering price;

•       rates and times of payment of dividends;

•       redemption, conversion or exchange terms;

•       conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•       ranking;

•       restrictive covenants;

•       voting or other rights; and

•       important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the Registration Statement of which this prospectus is a part at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of December 20, 2006, we had outstanding 20,897,207 shares of common stock and zero shares of preferred stock.

The following is qualified in its entirety by reference to our amended and restated articles of incorporation and our bylaws, and by the provisions of applicable law. A copy of our articles of incorporation and bylaws are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of shareholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the shareholders, it becomes authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. Holders of our common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes.

No preemptive rights, liquidation rights or sinking fund provisions apply to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

Our board of directors has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•       restricting dividends on the common stock;

•       diluting the voting power of the common stock;

•       impairing the liquidation rights of the common stock; or

•       delaying or preventing a change in our control without further action by the shareholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Articles of Incorporation, Our Amended and Restated Bylaws and Pennsylvania Law

Our amended and restated articles of incorporation and amended and restated bylaws as well as laws of the Commonwealth of Pennsylvania contain various provisions intended to promote stability of our shareholder base and render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, executive officers and employees and adversely affect the independence and integrity of our business. A summary of these provisions of our articles of incorporation, bylaws and Pennsylvania law is set forth below.

Classified Board; Removal of Directors.   Pursuant to our articles of incorporation, the number of directors on our board of directors shall not be less than one or greater than nine as determined by a majority vote of our board of directors. Our articles of incorporation provide that the directors will be divided into three classes, with each class consisting as nearly as possible in size of one-third of the directors. Directors elected by our shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast at such annual meeting.

Our articles of incorporation provide that except as otherwise provided for or fixed by or pursuant to an amendment to our articles of incorporation setting forth the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall be a director of the same class as the director whose vacancy he or she fills and shall hold office until the next annual meeting of shareholders, and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of holders of any preferred stock, any director may be removed from office only for cause as determined by a majority of directors then in office by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

These provisions of our articles of incorporation and bylaws would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Special Shareholders’ Meetings and Right to Act by Written Consent.   Our bylaws provide that a special meeting of shareholders may be called only by the chairman of our board of directors or our Chief Executive Officer or upon a resolution adopted by a majority of our entire board of directors. Our shareholders are not generally permitted to call, or to require that the board of directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our bylaws provide that any action of shareholders may be taken only at a meeting of the shareholders or a class of shareholders and may not be taken without a meeting through the execution of a consent or consents thereto by the shareholders.

Procedures for Shareholder Nominations and Proposals.   Our bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors and to propose any new business at any annual meeting. With respect to shareholder nominations and proposals, only persons nominated in accordance with this procedure are eligible to serve as directors, and only business brought before the annual meeting in accordance with this procedure may be conducted at the annual meeting. Under this procedure, notice of shareholder nominations and proposals for new business at the annual meeting must be received by our secretary not later than 60 days nor earlier than 90 days before the first anniversary of the previous year’s annual meeting; provided, however, that if the annual meeting date is more than 30 days before or more than 60 days after the anniversary date, notice must be received no more than 90 days before or later than the later of 60 days before the annual meeting date or the 15th day following the day on which we first publicly announced the annual meeting. For nominations and proposals for any special meetings, our bylaws require notice not more than 90 days nor less than 60 days before the special meeting or the 15th day following the day on which we first publicly announced the special meeting. Our bylaws provide that notice to our secretary with respect to any shareholder nomination or proposal must include certain information regarding the nominee, the proposal and the shareholder nominating a director or proposing business.

By requiring advance notice of nominations by our shareholders, this procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, this shareholder notice procedure will provide a more orderly procedure for conducting annual meetings of our shareholders and, to the extent deemed necessary or desirable by our board of directors, will provide our board of directors with an opportunity to inform our shareholders, prior to such meetings, of the board of directors’ position regarding action to be taken with respect to such business, so that our shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, the Chairman of our board of directors has the power to determine compliance with the shareholder notice procedure described above. Our bylaws also may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Authorized But Unissued Shares.   The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the Nasdaq Global Market. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise.

Amendment of Our Articles of Incorporation and Bylaws.   Our articles of incorporation provide that, unless previously approved by our board of directors, the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to:

•       amend or repeal the provisions of our articles of incorporation with respect to the election of directors;

•       adopt any provision inconsistent with such provisions; and

•       amend or repeal the provisions of our articles of incorporation with respect to amendments to our articles of incorporation.

In addition, our bylaws provide that the amendment or repeal by our shareholders of any bylaws made by our board of directors would require the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors.

Pennsylvania Anti-Takeover Law.   We are subject to the following anti-takeover provisions under Pennsylvania law.

Subchapter F of the Pennsylvania Business Corporation Law generally prohibits a “business combination” with a shareholder or group of shareholders (and affiliates and associates of such shareholders) who beneficially own(s) at least 20% of the voting power of a public corporation (an “interested shareholder”) for a five-year period following the date on which the holder became an interested shareholder unless this business combination or the acquisition by the shareholder or group of shareholders of at least 20% of the voting power of the corporation is approved in advance by our board of directors or approved by certain majority of those shareholders who are not an interested shareholder nor affiliates or associates thereof. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of any particular group, including those of the shareholders, as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

•       the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have stores, offices or other establishments;

•       our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;

•       the resources, intent and conduct of any person seeking to acquire control of us; and

•       all other pertinent factors.

Section 1715 further provides that any act of our board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Nasdaq National Market Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “KNXA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc. Its address is 44 W. Lancaster Avenue, Ardmore, PA 19003, and its telephone number is (610) 649-7300.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may offer under this prospectus up to $200,000,000 aggregate principal amount of secured or unsecured debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $200,000,000. The debt securities may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. The indenture will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•       the title of the debt securities;

•       the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•       any limit on the aggregate principal amount of the debt securities;

•       the date or dates on which we will pay the principal on the debt securities;

•       the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•       the place or places where the principal of, premium, and interest on the debt securities will be payable;

•       the terms and conditions upon which we may redeem the debt securities;

•       any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•       the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•       the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•       whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•       the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•       the currency of denomination of the debt securities;

•       the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•       if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•       the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•       any provisions relating to any security provided for the debt securities;

•       any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•       any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•       any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•       any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into shares of our common stock. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, whom we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable. We take no responsibility for the Depositary’s performance of its obligations under the rules and regulations governing its operations.

No Protection in the Event of a Change in Control

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

Unless we provide otherwise in the applicable prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”), and we may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•       the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any United States domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•       immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•       certain other conditions are met.

Events of Default

Unless we provide otherwise in the applicable prospectus supplement, “event of default” means, with respect to any series of debt securities, any of the following:

•       default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent before the expiration of the 30-day period);

•       default in the payment of principal of or premium on any debt security of that series when due and payable;

•       default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•       default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•       certain events of our bankruptcy, insolvency or reorganization; and

•       any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. An event of default may also be an event of default under our bank credit agreements or other debt securities in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

Unless we provide otherwise in the applicable prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than certain events of our bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, of all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see the discussion under the heading “Modification and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Unless we provide otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•       that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•       the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

Unless we provide otherwise in the applicable prospectus supplement, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•       change the amount of debt securities whose holders must consent to an amendment or waiver;

•       reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•       reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•       reduce the principal amount of discount securities payable upon acceleration of maturity;

•       waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•       make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•       make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, the right of holders to institute suit for the enforcement of any payment or the right of holders to waive past defaults or to amend the limitations described in this bullet point; or

•       waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.

Unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations (as described at the end of this section), that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.

Unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions, we may omit to comply with the restrictive covenants contained in the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant to the indenture. The conditions include:

•       depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•       delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.

If we exercise our option, as described above, not to comply with certain covenants of the indenture with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•       direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•       obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

DESCRIPTION OF DEPOSITARY SHARES

We may issue receipts for depositary shares representing fractional shares of preferred stock. The fractional share of the applicable series of preferred stock represented by each depositary share will be set forth in the applicable prospectus supplement.

The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. The following summaries of material provisions of the deposit agreement, the depositary shares and the depositary receipts are subject to, and qualified in their entirety by reference to, all of the provisions of the deposit agreement applicable to a particular offering of depositary shares. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

Form

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form.

These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

Withdrawal of Underlying Preferred Stock

Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares

If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock

If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions that direct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder’s depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary

We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

Reports

The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counselor accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase common stock (which we refer to as common stock warrants), preferred stock (which we refer to as preferred stock warrants) or depositary shares (which we refer to as depositary share warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We may issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

Other Warrants

We will describe the terms of any preferred stock warrants, common stock warrants or depositary share warrants in the applicable prospectus supplement. Those terms will include, to the extent applicable:

•       the offering price and the aggregate number of warrants offered;

•       the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•       the designation and terms of any series of preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock or depositary share;

•       the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

•       the number of shares of common stock or preferred stock or depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•       the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•       the date on which the right to exercise the warrants begins and the date on which that right expires;

•       United States federal income tax consequences of holding or exercising the warrants; and

•       any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock, preferred stock or depositary shares will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under the heading “Warrant Adjustments” below.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash shares of preferred stock, common stock or depositary shares at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities, shares of preferred stock, common stock purchasable or depositary shares upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

•       issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•       pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•       issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•       issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants and depositary share warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock or depositary shares, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant and depositary share warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

•       certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

•       certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

•       certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock, preferred stock or depositary shares are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants and depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, depositary shares and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units comprised of one or more shares of common stock, shares of preferred stock, depositary shares and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•       the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•       any provisions of the governing unit agreement that differ from those described below; and

•       any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Depositary Shares” and “Description of Warrants,” will apply to each unit and to any common stock, preferred stock, depositary share or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate from time to time at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of such contracts.

Each series of securities will be a new issue of securities and will have no established trading market (other than our common stock). Any common stock sold pursuant to a prospectus supplement will be eligible for trading on the NASDAQ Global Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Barry M. Abelson, a partner in Pepper Hamilton LLP and one of our directors since 2000, owns 1,000 shares of our common stock and holds options to purchase 24,000 shares of our common stock. Pepper Hamilton LLP has provided legal services to us since 1997.

EXPERTS

The financial statements of Kenexa Corporation incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated by reference herein, and are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Webhire, Inc. as of September 30, 2005 and 2004 and for the three years in the period ended September 30, 2005 incorporated by reference in this prospectus have been audited by Brown & Brown, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated by reference herein, and are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of BrassRing LLC included on page 17 of Kenexa Corporation’s Current Report on Form 8-K dated December 22, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.